Exhibit 23.5

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to (1) the inclusion in or incorporation by reference into the Registration Statement on Form S-4 (including any amendments or supplements thereto, related appendices, and financial statements) of Memorial Production Partners LP, or the Registration Statement, of our report, dated August 15, 2013, with respect to estimates of reserves and future net revenues to the interests of Tanos Exploration, LLC, as of April 30, 2013; and (2) all references to our firm or such report included in or incorporated by reference into the Registration Statement.

CAWLEY, GILLESPIE & ASSOCIATES, INC.

By:	/s/ W. Todd Brooker, P.E.
W. Todd Brooker, P.E.
Senior Vice President
Cawley Gillespie & Associates, Inc.
Texas Registered Engineering Firm (F-693)

November 22, 2013